Exhibit 99.1

China Education Alliance Announces Fourth Quarter and Year End 2009 Financial Results
— Annual Revenue up 48.8% Year-over-Year
— Annual Earnings up 51.9% Year-over-Year; 2009 EPS $0.59

HARBIN, China, March 15 /PRNewswire-Asia-FirstCall/ — China Education Alliance, Inc. (NYSE: - ) today announced financial results for the fourth quarter and fiscal year ended December 31, 2009. The Company will host a conference call Wednesday, March 17, 2010, at 11:00 a.m. EDT to discuss these results.

Financial Highlights for the Fourth Quarter ended December 31, 2009
—	Total revenue increased 13.5% year-over-year to $10.41 million, compared to revenue of $9.18 million in the fourth quarter of fiscal 2008.
—	Net income increased 24.0% year-over-year to $4.57 million, compared to net income of $3.68 million in the fourth quarter of fiscal 2008.
—	EPS was $0.15 per fully diluted share, compared to EPS of $0.14 per fully diluted share in the fourth quarter of fiscal 2008.
—	Operating income totalled $4.61 million, compared to an operating income of $3.87 million in the fourth quarter of 2008.
—	Gross profit rose 22.7% to $8.78 million or 84.3% of sales, compared to 77.9% of sales, or $7.15 million, in the fourth quarter of 2008.

“We are very pleased to report another solid, profitable quarter as demand for our high-quality educational services and our vocational training programs in China continues to see strong growth," said Xiqun Yu, Chairman and Chief Executive Officer of China Education Alliance. "Both the exam-oriented educational and vocational services sectors in China continue to experience rapid growth as students and job seekers strive to improve their skills in an increasingly competitive labor market. We believe our strong results, nearly 49 percent growth in annual revenue and 52 percent in annual earnings, show that our strategy of developing both our marketing efforts and service offerings for our online educational programs as well as our vocational training programs has positioned us for a strong 2010."

Financial results for the fourth quarter ended December 31, 2009

China Education Alliance reported total revenue of $10.41 million for the fourth quarter ended December 31, 2009, an increase of 13.5% compared to $9.18 million for the fourth quarter of 2008. The Company's online education business generated 59.3% of its total revenue in the fourth quarter of 2009 compared to 70.3% for the same prior-year period. Its training center business generated 35.4% of total revenue in the fourth quarter of 2009 compared to 21.2% for the same prior-year period; its advertising business division generated the remaining 5.3% of total revenue in the fourth quarter of 2009, compared to 8.5% for the same prior-year period.

Online education revenue was $6.17 million for the fourth quarter of 2009, keeping at the same level as the fourth quarter of 2008, $6.45 million. Training center revenue in the fourth quarter of 2009 was $3.69 million, up 89.7% from $1.94 million in the fourth quarter last year. The increase was due to new programs and courses added at all sites of the Company's training centers in Northeast China.

Advertising revenue was approximately $0.55 million for the fourth quarter of 2009, a decrease of 29.2% from $0.78 million in the fourth quarter last year. Advertising comprises only about 5% of total revenue.

Net income for the fourth quarter of 2009 was $4.57 million, representing an increase of 24% over fourth quarter 2008 net income of $3.68 million. The increase was largely the result of strong development in the Company's and training center division. Diluted earnings per share was $0.15, compared with $0.14 in the same period last year.

Operating income in the fourth quarter of fiscal 2009 increased to $4.61 million, from $3.87 million in the same period a year ago. Operating margin was 44.3% in the fourth quarter of fiscal 2009.

Overall cost of sales decreased 19.3% to $1.63 million in the fourth quarter of fiscal 2009, compared to $2.02 million for the same period in fiscal 2008. Gross profit increased to $8.78 million in the fourth quarter of fiscal 2009, an increase of 22.7% from $7.15 million for the same quarter in fiscal 2008. Gross margin for the fourth quarter of fiscal 2009 was 84.3%, as compared to 77.9% for the same quarter a year ago. The online education gross margin increased to 81.7% in the fourth quarter of fiscal 2009 from 78.8% for the same period in fiscal 2008. The training center gross margin increased to 87.3% for the fourth quarter of fiscal 2009 from 69.1% for the same period last year. Advertising gross margin was 93.3% in the fourth quarter of fiscal 2009, little change from 93.7% in the fourth quarter of last year.

Selling expenses decreased 13.8% to approximately $2.16 million for the fourth quarter of fiscal 2009, compared to $2.50 million in the fourth quarter of 2008, due to decreased expenses in marketing and advertising. General and administrative ("G&A") expenses were approximately $1.8 million for the fourth quarter of fiscal 2009, an increase from $0.57 million in the fourth quarter of fiscal 2008, primarily due to an increase in some non-cash expenses (stock-based compensation) in the fourth quarter of fiscal 2009 compared to the prior year. As a percentage of revenue, G&A expenses at 17.5% increased in the fourth quarter of fiscal 2009 from 6.22% in the same period of last year.

Financial results for the year ended December 31, 2009

Revenue for the year ended December 31, 2009 was $36.97 million, representing an increase of 48.8% from $24.85 million for the same year-end period of 2008. Online education revenue was $22.2 million for the year ended December 31, 2009, representing an increase of 33.1% from $16.7 million for the same year-end period of 2008. Training center revenue for the year ended December 31, 2009, was $12.1 million, representing an increase of 117.9% from $5.6 million in the same year-end period last year. The increase was largely the result of strong development in the Company's online education and onsite training center divisions. Advertising revenue was approximately $2.6 million for the year ended December 30, 2009, representing an increase of 1.5% from $2.59 million for the same prior year-end period.

Net income for the year ended December 31, 2009 was $15.21 million, representing an increase of 51.9% over full-year 2008 net income of $10.01 million. Diluted earnings per share for the year ended December 31, 2009 was $0.59, compared with $0.41 in the same year-end period of 2008.

Financial Condition

As of December 31, 2009, China Education Alliance had approximately $65.04 million in cash and cash equivalents, $66.74 million in working capital, and no long-term debt. Shareholders' equity at December 31, 2009 was approximately $75.34 million, an increase from approximately $33.71 million at December 31, 2008. The Company generated net cash from operating activities of $18.6 million in the year ended December 31, 2009, up 90.2% from $9.8 million in the year-end period of 2008.

Business Outlook

China Education Alliance believes the education industry in China will remain a fast-growth sector. The Company has experienced rapid growth by providing online and onsite, supplemental educational training services to students ages 6 to 18 and vocational training services to adults ages 18 and up.

On February 4, 2010, the Company announced the first of several planned acquisitions for 2010, the acquisition of the Beijing Shifan Culture Communication Co., Ltd. and, as a consequence, the establishment of a new entity, Beijing New Shifan Education & Technology. Beijing Shifan's publication, the "Senior High School Students Mathematic, Physics, and Chemistry" magazine, which is endorsed by the China's Ministry of Education, and its popular nationwide academic contest for middle school and high school students, is expected to accelerate the marketing efforts of the Company and provide a platform to access markets nationwide.

For students ages 6 to 18, the Company provides downloadable course material and test papers online and classroom instructions onsite. All the online course material and test papers and onsite classroom instructions are provided by famed instructors in the People's Republic of China, with the purpose of helping the students pass the two most important exams during their academic life: the high school and college entrance exams.

For adults ages 18 and up, the Company provides various vocational training including IT and other professional training programs.

China Education Alliance has two primary business lines:
1. Exam-Oriented Primary and Secondary School Supplemental Education: The Company provides online educational resources for primary and secondary students to download through the Internet, and offers onsite training by highly regarded instructors. Currently, the Company has expanded its business network from Heilongjiang province to Jilin, Liaoning and Inner Mongolia provinces. While the Company plans to penetrate into new areas, it will continue to explore and increase online market share in these four provinces. The Company's online educational resources are provided through its website, http://www.edu-chn.com . This website is a comprehensive education network platform that utilizes video-on-demand technology and houses a large database that includes more than 350,000 exams and test papers, as well as courseware for college, secondary and elementary schools.
2. Vocational Training: The Company operates various vocational training programs through online services and onsite training at its main center in Beijing, as well as through its strategic partnerships with professional organizations such as the National Association of Vocation Education Society of China (NAVEC). The Company will focus on its Heilongjiang-based, self-run vocational education market, which includes IT training and other professional training programs.

"We will continue to focus on expanding our online educational product offerings and vocational training services into more provinces of the rapidly developing Northeast region of China. We remain committed to our expansion goals in 2010, and will continue to pursue acquisitions and strategic partnerships that improve our outreach efforts and expand our brand. We remain very confident that our marketing and expansion efforts, combined with the strong demand in China's education and vocational training sectors will support continued growth in 2010," said Mr. Xiqun Yu.

Conference Call and Webcast Details

The company will hold a conference call on Wednesday, March 17, 2010 at 11:00 a.m. EDT (8:00 a.m. Pacific Daylight time) to discuss financial results for the fourth quarter and fiscal year ended December 31, 2009.

To participate in the call, please dial (888) 549-7704, or (480) 629-9857 for international calls, approximately 10 minutes prior to the scheduled start time. Interested parties may also listen via a live Internet webcast, which can be found at the Company's website at  .

A replay of the call will be available for two weeks from 2:00 p.m. EDT on March 17, 2010, until 11:59 p.m. EDT on March 31, 2010. The number for the replay is 303-590-3030. The passcode for the replay is 4265652. In addition, a recording of the call will be available via the company's website at  for one year.

About China Education Alliance, Inc.

China Education Alliance, Inc. ( ) is a fast-growing, leading, China-based company offering high-quality education resources and services to students ages 6 to 18 and adults (university students and professionals) ages 18 and over. For students ages 6 to 18, China Education Alliance offers supplemental, online exam-oriented training materials and onsite, exam-oriented training and tutoring services. The company provides online, downloadable famous-teacher resources and onsite, personalized instruction. All resources and tutoring services are provided by famous teachers within mainland China. The purpose of online exam-orientated resources and onsite tutoring is to help Chinese students (ages 6 to 18) pass the two most important and highly competitive exams in their educational career: the senior high school entrance and college entrance exams. For graduates and professionals age 18 and over, China Education Alliance provides vocational training including IT and several professional training programs.

Safe Harbor Statement

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned expansion in 2010 and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, the adoption by consumers of its new game business, the unproven advertising model that is dependent on attracting a large game user base, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

China Education Alliance, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$65,035,332	$23,418,098
Advances to related parties	—	142,006
Accounts receivable	1,274,727	469,607
Prepaid expenses	2,692,310	3,437,506
Total current assets	69,002,369	27,467,217

Property and equipment, net	6,589,982	5,761,269
Intangibles and capitalized software, net	737,761	1,239,072
Advance on acquisition	932,000	932,000
Long-term investment	341,686	342,357

	$77,603,798	$35,741,915

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$1,255,991	$800,692
Deferred revenues	1,008,884	1,227,806
Total current liabilities	2,264,875	2,028,498

Stockholders' Equity
Preferred stock ($0.001 par value, 20,000,000 shares authorized, 4,502,142 and 7,597,645 issued and outstanding, respectively, aggregate liquidation preference of $1,665,793 and $2,811,129, respectively)	1,867,644	3,010,144

Common stock ($0.001 par value, 150,000,000 shares authorized, 30,040,954 and 21,892,631 issued and outstanding, respectively)	30,041	21,893

Additional paid-in capital	38,231,623	10,751,732
Statutory reserve	3,016,143	1,990,238
Accumulated other comprehensive income	2,886,087	2,696,443
Retained earnings	30,044,687	15,863,820
Stockholders' equity - China Education Alliance, Inc. and Subsidiaries	76,076,225	34,334,270
Noncontrolling interests in subsidiaries	(737,302)	(620,853)
Total stockholders' equity	75,338,923	33,713,417
	$77,603,798	$35,741,915

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Operations

	Year Ended December 31,
	2009	2008
Revenues
Online education revenues	$22,238,325	$16,706,917
Training center revenues	12,097,375	5,552,969
Advertising revenues	2,631,783	2,591,131
Total revenue	36,967,483	24,851,017

Cost of Goods Sold
Online education costs	4,584,519	2,859,593
Training center costs	2,569,538	1,922,841
Advertising costs	210,882	182,505
Total cost of goods sold	7,364,939	4,964,939

Gross Profit
Online education gross profit	17,653,806	13,847,324
Training center gross profit	9,527,837	3,630,128
Advertising gross profit	2,420,901	2,408,626
Total gross profit	29,602,544	19,886,078

Operating Expenses
Selling expenses	9,352,392	7,467,118
Administrative	3,146,094	1,506,411
Depreciation and amortization	952,193	894,112
Total operating expenses	13,450,679	9,867,641

Other Income (Expense)
Other income	130,056	536,876
Interest income	130,675	127,751
Investment loss	(671)	(95,331)
Total other income	260,060	569,296

Net Income Before Provision for Income Tax	16,411,925	10,587,733
Provision for Income Taxes	1,295,224	669,197

Net Income	15,116,701	9,918,536
Less: net loss attributable to the noncontrolling interests	(90,071)	(90,963)
Net Income - attributable to China Education Alliance, Inc. and Subsidiaries	$15,206,772	$10,009,499

Basic Earnings Per Share	$0.63	$0.46
Diluted Earnings Per Share	$0.59	$0.41

Basic Weighted Average Shares Outstanding	24,081,002	21,549,381
Diluted Weighted Average Shares Outstanding	25,622,606	24,662,830

The Components of Other Comprehensive Income
Net income	$15,206,772	$10,009,499
Foreign currency translation adjustment	189,644	1,444,539

Comprehensive Income	$15,396,416	$11,454,038

China Education Alliance, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2009	2008
Cash flows from operating activities
Net Income	$15,206,772	$10,009,499
Adjustments to reconcile net income to net cash provided by Operating activities
Depreciation and amortization	1,586,417	1,598,624
Warrants issued for services	—	103,420
Stock based compensation	487,455	5,326
Common stock issued for services	1,043,464	—
Loss on equity investment	671	95,331
Loss attributable to the noncontrolling interests	(90,071)	(90,963)
Net change in assets and liabilities
Account receivables	(805,120)	(469,607)
Prepaid expenses and other	745,196	(1,824,727)
Advances to related parties	142,006	(33,470)
Accounts payable and accrued liabilities	455,299	377,583
Deferred revenue	(218,922)	(17,701)
Net cash provided by operating activities	18,553,167	9,753,315

Cash flows from investing activities
Purchases of property and equipment	(1,840,377)	(996,434)
Purchases of intangible assets	(73,442)	(792,147)
Long-term investment	—	(437,688)
Net cash used in investing activities	(1,913,819)	(2,226,269)

Cash flows from financing activities
Warrants exercised	6,429,725	2,667,559
Proceeds from issuance of common stock per underwriting agreement	18,384,895	—
Net cash provided by financing activities	24,814,620	2,667,559

Effect of exchange rate	163,266	1,444,539

Net increase in cash	41,617,234	11,639,144

Cash and cash equivalents at beginning of year	23,418,098	11,778,954

Cash and cash equivalents at end of year	$65,035,332	$23,418,098

Supplemental disclosure of cash flow information
Taxes paid	$1,199,414	$669,197

Non-cash investing and financing activities
Conversion of preferred stock to common	$1,142,500	$667,800

This information is intended to be reviewed in conjunction with the Company's filings with the Securities and Exchange Commission.

For more information, please contact:
At the Company:
Zack Pan, CFO
China Education Alliance, Inc.
Tel:     +1-405-315-9987
Email: zackpan08@gmail.com

Investor Relations:
RedChip Companies, Inc.
Jon Cunningham
Tel:     +1-800-733-2447, Ext. 107
Email: info@redchip.com
Web:   http://www.RedChip.com